EXHIBIT (a)(1)(U)
                                                               -----------------


                                  PRESS RELEASE


                                  Contact:    Donald R. Myll or Joseph F. Marino
                                              (866) 861-3229



                     AMN HEALTHCARE SERVICES, INC. ANNOUNCES
                    PRELIMINARY RESULTS OF SELF TENDER OFFER

         San Diego, CA (October 9, 2003) - AMN Healthcare Services, Inc. (NYSE:
AHS) today announced the preliminary results of its tender offer, which expired yesterday at 12:00 midnight, Eastern Time. In the tender offer, AMN offered to purchase up to an aggregate of $180.0 million of securities, consisting of $175.0 million of shares of its common stock, par value $0.01 per share, and $5.0 million of vested and exercisable employee stock options with exercise prices of less than $18.00 per share. The purchase price for common stock in the tender offer was $18.00 per share, and the purchase price for stock options was equal to $18.00 per option less the applicable exercise price of such option, in each case, net to the seller in cash, without interest.

         Based on a preliminary count by Mellon Investor Services LLC, the depositary for the tender offer, 32,296,646 shares of common stock, representing an aggregate purchase price of approximately $581.3 million, were properly tendered and not withdrawn, and an additional 7,076,734 shares of common stock, representing an aggregate purchase price of approximately $127.4 million, were tendered through notice of guaranteed delivery. AMN expects that a portion of the shares tendered through notice of guaranteed delivery will ultimately not be delivered to the depositary and therefore will not represent validly tendered shares. In addition, stock options to purchase 1,249,809 shares of common stock, representing an aggregate purchase price of approximately $15.8 million, were properly tendered and not withdrawn. AMN expects to accept for purchase approximately 9,722,222 shares of common stock for an aggregate purchase price of approximately $175.0 million and stock options to purchase approximately 376,029 shares of common stock for an aggregate purchase price of approximately $5.0 million.

         The shares of common stock expected to be purchased represent approximately 25.7% of AMN's 37,842,562 shares of common stock authorized and issued as of October 8, 2003. The stock options to be purchased represent approximately 12.0% of the 3,138,030 stock options eligible to be tendered as of September 2, 2003. As a result of the completion of the tender offer, immediately following payment for the tendered shares of common stock and stock options, AMN expects that 28,120,340 shares of its common stock will be authorized and issued, and that, of the stock options eligible to be tendered, stock options to purchase approximately 2,762,001 shares of its common stock will remain authorized and issued.

         Payment for shares of common stock and stock options accepted for purchase will be made after the final results of the tender offer have been determined.


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ABOUT AMN

         AMN is the largest nationwide provider of travel healthcare staffing services. AMN recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, typically for 13 weeks, at acute-care hospitals and healthcare facilities throughout the United States.

CAUTIONARY STATEMENT

         This press release contains certain "forward-looking statements." AMN has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends" and similar expressions. Similarly, statements herein that describe AMN's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause AMN's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: AMN's ability to continue to recruit and retain qualified temporary healthcare professionals and ability to attract and retain operational personnel; AMN's ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to AMN and to secure orders related to those contracts; the attractiveness to hospitals and healthcare facility clients of AMN's services; changes in the timing of hospital and healthcare facility clients' orders for and AMN's placement of temporary healthcare professionals; the general level of patient occupancy at AMN's hospital and healthcare facility clients' facilities; the overall level of demand for services offered by temporary healthcare providers; AMN's ability to successfully implement its acquisition and integration strategies; the effect of existing or future government regulation of the healthcare industry, and AMN's ability to operate in compliance with these regulations; the impact of medical malpractice and other claims asserted against AMN; and AMN's ability to carry out its business strategy, including adapting to an increasingly competitive environment. These statements reflect AMN's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.